Exhibit 4.1

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of March 29, 2011, (this “Second Supplemental Indenture”), is entered into by and among GLOBAL AVIATION HOLDINGS INC., NORTH AMERICAN AIRLINES, INC. AND WORLD AIRWAYS, INC. (collectively the “Issuers”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee and as collateral agent (the “Trustee”).

WHEREAS, the Issuers and the Trustee are parties to that certain Indenture dated as of August 13, 2009, as amended by that certain First Supplemental Indenture, dated as of September 28, 2009, governing the issuance of the Issuers’ 14% Senior Secured First Lien Notes due 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”);

WHEREAS, Section 9.01 of the Indenture provides that the Issuers, any Guarantor and the Trustee or Collateral Agent, as applicable, may amend or supplement the Indenture without the consent of any Holder of Notes to allow any Wholly Owned Domestic Restricted Subsidiary created after the Issue Date to become a Guarantor and to execute a supplemental indenture with respect to the Notes and take such further actions as may be required by the terms of the Indenture or by the Trustee or the Collateral Agent;

WHEREAS, Section 9.02 of the Indenture provides that the Issuers and the Trustee, to the extent authorized thereby, may enter into a supplemental indenture for the purpose of waiving, supplementing or amending certain of the provisions of the Indenture with the consent of the holders of not less than a majority in principal amount of the Notes then outstanding;

WHEREAS, the Issuers intend by this Second Supplemental Indenture to add Global Shared Services, Inc., a Delaware corporation and newly incorporated Restricted Subsidiary of Parent (“GSS”) as a Guarantor under the Indenture (the “Supplemental Guarantee”), and to waive or amend (i) compliance with certain requirements set forth in the definition of “Permitted Investments” and (ii) the definition of Consolidated Cash Flow (collectively, the “Waivers and Amendments”);

WHEREAS, the board of directors of each of the Issuers and of GSS has approved the Supplemental Guarantee and the Waivers and Amendments, as applicable; and

WHEREAS, the Issuers hereby certify to the Trustee that the Holders of not less than a majority in aggregate principal amount of the Notes outstanding have approved the Waivers and Amendments and consented to the execution and delivery of the Second Supplemental Indenture with respect to the Waivers and Amendments, and all other actions required to be taken under the Indenture with respect to this Second Supplemental Indenture have been taken.

NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE ONE
Definitions

SECTION 1.  Definitions.  Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

ARTICLE TWO
Waivers and Amendments

SECTION 2.1 The provisions of Section 1.01, Defined Terms, “Permitted Investments”, and Section 4.07(a)(iv), Limitations on Restricted Payments, are hereby waived to permit as a Permitted Investment the Investment of an amount not to exceed $4,000,000 by Parent with and into Global Aviation Ventures SPV LLC, a Delaware limited liability company (the “SPV”), or another Restricted Subsidiary and the subsequent loan by the SPV or such other Restricted Subsidiary of funds up to such amount to the trustees under the Liquidating Trust Agreement for the ATA Plan Trust (the “ATA Plan Trustee”), in respect of the estate of ATA Airlines, Inc. to enable the ATA Plan Trustee to incur and pay expenses, including attorneys fees, expert witness fees, court costs and related expenses reasonably necessary for the pursuit of the ATA Assets, which loan shall be evidenced by an unconditional promissory note payable by the ATA Plan Trustee to the SPV or such other Restricted Subsidiary, accruing interest at the rate of 15% per annum, and with the entire principal amount of such loan being due and payable on the earliest of (i) forty-five (45) days following the payment to the ATA Plan Trustee of an aggregate amount sufficient to pay the amounts due pursuant to such note, (ii) February 15, 2013, or (iii) upon demand by the SPV or such other Restricted Subsidiary.

SECTION 2.2 Section 1.01, Defined Terms, is hereby amended by replacing in its entirety subsection (f) and the insertion of new subsections (g) and (h) under clause (ii) of the defined term “Consolidated Cash Flow” to provide for certain additional amounts to be included in the calculation thereof for any Test Period ending on or after December 31, 2010 and to read as follows:

(f)       expenses or charges relating to the parking or subleasing of aircraft (I) paid or accrued in 2009 in an aggregate amount not to exceed $5.0 million or (II) paid or accrued in 2010 in an aggregate amount not to exceed $9.0 million;

(g)       Solely for the purposes of Section 4.19, aircraft maintenance expenses incurred during such period in an amount not to exceed the amounts that are contributed, reimbursed or reimbursable to the Issuers with respect to such expenses from (i) payments made by the Issuers into Lessor Maintenance Reserve Accounts with respect to flight activity which occurred on or prior to July 31, 2009 or (ii) payments made or amounts contributed or to be contributed by lessors for aircraft maintenance expenses pursuant to obligations that existed on or prior to July 31, 2009; and

(h)       Solely for purposes of Section 4.19, any fees, expenses or charges for such period related to (I) the proposed public offering of Parent common stock pursuant to Parent’s Form S-1 registration statement filed with the SEC (SEC File No. 333-167842) and (II) the negotiation and preparation of any supplemental indentures, amendments or waivers with respect to the Indenture or the Second Lien Credit Agreement, such fees, expenses or charges not to exceed in the aggregate $3,300,000.

ARTICLE THREE
Supplemental Guarantee

In accordance with Section 4.21 of the Indenture, GSS hereby unconditionally Guarantees, on a senior secured basis, all of the Issuers’ Obligations under the Indenture

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Documents on the terms set forth in the Indenture, and agrees to take such other actions as are required under Section 4.21 of the Indenture and to be bound by all applicable provisions of the Indenture.

ARTICLE FOUR
Miscellaneous Provisions

SECTION 4.1 Ratification of Original Indenture.  This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the indenture is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.  Notwithstanding anything herein to the contrary, to the extent that any provision of this Second Supplemental indenture is inconsistent with any provision of the Indenture, the terms of this Second Supplemental Indenture shall govern and apply to the Notes.

SECTION 4.2 Amendment Fee.  The Issuers shall pay to the Holders of the Notes a cash payment in the aggregate amount of $18.75 for each $1,000 in principal amount of Notes held in consideration for this Second Supplemental Indenture becoming effective.

SECTION 4.3 GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 4.4 Counterpart Originals.  The parties may sign any number of copies or counterparts of this Second Supplemental Indenture.  Each signed copy or counterpart will be an original, but all of them together represent the same agreement.  The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 4.5 Successors.  All agreements of the Issuers in this Second Supplemental Indenture will bind their respective successors.  All agreements of the Trustee in this Second Supplemental Indenture will bind its respective successors.

SECTION 4.6 Headings.  The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 4.7 Severability.  In case any provision in this Second Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and delivered, all as of the date first written above.

GLOBAL AVIATION HOLDINGS INC.

By:	/s/ William A. Garrett
Name:	William A. Garrett
Title:	Executive Vice President and Chief Financial Officer

NORTH AMERICAN AIRLINES, INC.

By:	/s/ Brian S. Gillman
Name:	Brian S. Gillman
Title:	Senior Vice President and General Counsel

WORLD AIRWAYS, INC.

By:	/s/ Brian S. Gillman
Name:	Brian S. Gillman
Title:	Senior Vice President and General Counsel

GLOBAL SHARED SERVICES, INC.

By:	/s/ Brian S. Gillman
Name:	Brian S. Gillman
Title:	Senior Vice President and General Counsel

[Issuers’ and GSS Signature Page to the Second Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
As Trustee and Collateral Agent

By:	/s/ Stefan Victory
Name:	Stefan Victory
Title:	Vice President

[Trustee’s Signature Page to the Second Supplemental Indenture]